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                                                                    Exhibit 99.2

                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (the "AGREEMENT") is dated as of December 12, 1996 by and between Phillip L. Friedman (the "SELLER"), having an address at 12 Laird Road, Middletown, New Jersey 07748, and Kirtland Capital Partners II, L.P. (the "Purchaser"), an Ohio limited partnership, having an address at 2550 SOM Center Road, Suite 150, Willoughby Hills, Ohio 44094 -
Attention: Raymond A. Lancaster:

                                   W I T N E S S E T H:
                                   --------------------

          WHEREAS, the Seller owns an aggregate of 496,666 shares of Common Stock, $.O1 par value of PVC Container Corporation's issued and outstanding Common Stock ("PVC"); and

          The Purchaser and the Seller have agreed on the terms upon which the Seller shall sell 100,000 shares of the Common Stock of PVC (the "PURCHASED SHARES") and Purchaser shall purchase the Purchased Shares.

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the parties hereto agree as follows:

          1. PURCHASE AND SALE. Subject to the terms, provisions and conditions contained in this Agreement, the Seller agrees to sell, assign, transfer and deliver to Purchaser at the Closing and Purchaser agrees to purchase the Purchased Shares.

          2. CONSIDERATION. In consideration for the Purchased Shares, the Purchaser shall pay to the Seller the aggregate principal sum of $400,000 (the "PURCHASE
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PRICE"). Such Purchase Price shall be payable subject to paragraph 3 hereof to the Seller on January 3, 1997 by wiring the Purchase Price to the Seller's account at:


                                   Summit Bank
                        ---------------------------------
                                      Bank

                                    977104737
                        ---------------------------------
                                    Acct. No.

                             Hackensack, New Jersey
                        ---------------------------------
                                 Address of Bank

                                    021202162
                        ---------------------------------
                             ABA Routing No. of Bank

          3. CLOSING. The closing of the transactions contemplated hereby ("Closing") shall occur subject to and only in the event of the closing of a transaction by and among the Purchaser, PVC and Rimer Anstalt pursuant to the terms and conditions of a Stock Purchase Agreement dated December 3, 1996 among the Purchaser, PVC and Rimer Anstalt.

          4. DOCUMENTS DELIVERED AT CLOSING. At the Closing, the Seller will deliver, or cause to be delivered to Purchaser a certificate or certificates representing the Purchased Shares, with all necessary stock transfer tax stamps attached, duly endorsed or accompanied by stock powers duly executed in blank and the Purchaser will wire to the Seller's account the Purchase Price as provided for in paragraph 2 hereof. The Purchaser may, at is option, allocate a portion of the Purchased Shares to an affiliate thereof.

          5. AUTHORITY RELATIVE TO THIS AGREEMENT. Each party hereto represents to the other that they have full power and authority to execute and deliver this Agreement and each agreement and instrument executed and/or delivered in connection herewith and to consummate the transactions contemplated hereby.

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          6. TITLE TO PURCHASED SHARES. The Seller covenants and represents to
Purchaser that, he now has, and at the Closing will have good title to the Purchased Shares free and clear of all pledges, security interests, liens, charges, encumbrances, equities, claims and options of whatever nature (collectively, "Liens"). The Seller additionally covenants that he shall take such further actions as may be necessary (or refrain from the taking of action) to ensure that at Closing there will be vested in Purchaser good title to the Purchased Shares free and clear of all Liens.

          7. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Ohio (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law).

          8. ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and this Agreement supersedes all prior agreements and the understandings between the parties with respect to such subject matter.

          9. WAIVER. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. Failure of any party to take action by reason of any such breach or exercise any such right shall not deprive such party of the right to take action at any time while such breach or condition giving rise to such right to continues.

          10. ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, successors and assigns of the parties hereto.


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          11. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

          12. SPECIFIC PERFORMANCE. The parties hereto agree and declare that remedies for monetary damages will be inadequate as a remedy for the breach of any provision of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of the Agreement.

          13. NOTICES. All notices shall be in writing and shall be deemed to have been given three days after the registration if sent by registered mail, postage prepaid, return receipt requested, or upon delivery by courier or upon transmission by telecopy to the following addresses:

                 If to Purchaser:

                           Kirtland Capital Partners II, L.P.
                           2550 SOM Center Road
                           Suite 105
                           Willoughby Hills, Ohio 44094
                           Attention: Raymond A. Lancaster
                           Telecopy No. (216) 585-9699

                 with a copy to:

                           Jones, Day, Reavis & Pogue
                           901 Lakeside Avenue
                           Cleveland, Ohio 44114
                           Attention: Charles W. Hardin, Jr.
                           Telecopy No. (216) 579-0212

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                 If to Seller:

                           Phillip L. Friedman
                           12 Laird Road
                           Middletown, New Jersey 07748

                 with a copy to:

                           Baer Marks & Upham LLP
                           805 Third Avenue
                           New York, NY 10022-7513
                           Attention: Herbert S. Meeker
                           Telecopy No. (212) 802-5941

          IN WITNESS WHEREOF, each of the parties hereto have signed this Stock Purchase Agreement on the date first above written.

                                         /s/ Phillip L. Friedman
                                         ------------------------------
                                         Phillip L. Friedman, Seller

                                         Kirtland Capital Partners II, L.P.
                                         by: Kirtland Capital Corporation
                                             Its General Partner

                                         BY: /s/ Michael DeGrandis
                                            ----------------------------
                                            Name: Michael DeGrandis
                                            Title: Treasurer


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